                                                                    Exhibit 99.1

[IBIS TECHNOLOGY CORPORATION LOGO]

CONTACT:

Debra L. Nelson
Chief Financial Officer
Ibis Techology Corporation
(978) 777-4247

FOR IMMEDIATE RELEASE
---------------------



        IBIS TECHNOLOGY ANNOUNCES SECOND QUARTER AND FIRST HALF RESULTS
                IMPLANTER SALE RECOGNIZED IN 2000 SECOND QUARTER

DANVERS, MA, July 25, 2000--Ibis Technology Corporation (NASDAQ: IBIS), a leading manufacturer and supplier of SIMOX-SOI (Separation by IMplantation of OXygen / Silicon-On-Insulator) implantation equipment and wafers to semiconductor manufacturers, today announced its financial results for the second quarter and six months ended June 30, 2000.

Revenues for the second quarter ended June 30, 2000 were $5,920,000, 16% greater than the $5,107,000 reported in the comparable 1999 quarter. For the first six months of 2000, total revenues were $7,959,000 compared to $9,555,000 reported for the first six months of 1999. The decrease in revenues for the first six months was due to decreased equipment revenue. The Company anticipates that it is likely to continue to experience fluctuations in its quarterly revenues and results of operations.

The net loss for the 2000 second quarter was $23,000 or $0.00 per share, compared to net income of $248,000, or $0.03 per share, in the similar period a year ago. For the six months ended June 30, 2000, the net loss was $395,000, or $0.05 per share, compared to net income of $494,000, or $0.07 per share, a year ago. Operating expenses for the first half increased to $4,153,000 from $2,189,000 primarily due to increased R&D spending.

The Company recently announced the receipt of $5 million in SIMOX-SOI wafer orders from Bookham Technology who plans to utilize the wafers for their patented active silicon integrated optical circuits ("ASOC") process to manufacture high quality integrated fiber-optic devices for broadband Internet and other optical network applications.

Martin J. Reid, President and Chief Executive Officer of Ibis Technology Corporation, stated: "Wafer sales increased approximately 17% for the first half and we operated three implanters at full capacity. We have a strong wafer backlog, however, our capacity was limited in the first half and we anticipate that wafer sales will increase in the second half as we transfer additional



       IBIS TECHNOLOGY CORPORATION 32 Cherry Hill Drive Danvers, MA 01923
         Telephone (978) 777-4247 or (978) 777-IBIS Fax (978) 777-6570


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IBIS TECHNOLOGY CORPORATION
July 25, 2000
Page Two


implanters into production. As previously indicated we plan to add a minimum of four more implanters this year. Several new customers began sampling our SIMOX-SOI wafers in the first half and we believe that the increase in SIMOX-SOI wafer demand is a good indication that plans for the commercial adoption of SOI are heating up.

Mr. Reid continued: "We are also very encouraged by the amount of press that SOI has been given and the number of major semiconductor manufacturers that have publicly committed to using SOI in their future products. We believe that the decision of these major semiconductor manufacturers to use SOI in future products will ultimately result in increased business to Ibis within the next several years."

SIMOX-SOI wafers are Silicon-On-Insulator wafers that enable the production of integrated circuits which the Company believes offer significant advantages over circuits constructed on conventional silicon or epitaxial wafers. These advantages include improved microprocessor speed, reduced power consumption, lower soft error rates and higher temperature operation. Ibis' SIMOX-SOI implantation equipment consists of advanced proprietary high current Ibis 1000 oxygen implanters.

ABOUT IBIS TECHNOLOGY

Ibis Technology Corporation is a premier manufacturer and supplier of enhanced silicon-on-insulator substrates and equipment for the worldwide semiconductor industry. The company is headquartered in Danvers, Massachusetts and maintains an office in Aptos, California.

"SAFE HARBOR" STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: This release may contain forward-looking statements that are subject to certain risks and uncertainties including statements regarding the Company's plans to add four more implanters in 2000, the anticipated increases of SIMOX-SOI wafer sales, the Company's expectations regarding the evolving SOI market, and the anticipated increase in business to Ibis. Such statements are based upon management's current expectations that are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in or implied by forward-looking statements, including, but not limited to, product demand and market acceptance risks, general economic conditions, the impact of competitive products, technologies and pricing, the impact of rapidly changing technology, equipment capacity and supply constraints or difficulties, limitations on the ability to protect the Company's patents and proprietary technology, the Company's limited history with regard to sales of implanters, the cyclical nature of the semiconductor industry, and other risks described in the Company's Securities and Exchange Commission filings.

                         --STATISTICAL TABLES FOLLOW--

                          IBIS TECHNOLOGY CORPORATION

July 25, 2000
Page Three


                          IBIS TECHNOLOGY CORPORATION
                       CONDENSED STATEMENTS OF OPERATIONS

                                      2ND QUARTER ENDED JUNE 30,    6 MONTHS ENDED JUNE 30,
                                      --------------------------    -----------------------
                                           2000         1999          2000          1999
                                           ----         ----          ----          ----
Product sales                           $1,442,000   $1,349,000    $3,085,000    $2,648,000
Contract and other revenue                 254,000      114,000       334,000       400,000
Equipment revenue                        4,224,000    3,644,000     4,540,000     6,507,000
                                        ----------   ----------    ----------    ----------
   Total revenue                         5,920,000    5,107,000     7,959,000     9,555,000
                                        ----------   ----------    ----------    ----------
Cost of product sales                    1,151,000    1,140,000     2,084,000     2,386,000
Cost of contract and other revenue         168,000      118,000       220,000       223,000
Cost of equipment revenue                2,749,000    2,582,000     2,881,000     4,553,000
                                        ----------   ----------    ----------    ----------
   Gross profit                          1,852,000    1,267,000     2,774,000     2,393,000
   Operating expenses                    2,366,000    1,161,000     4,153,000     2,189,000
                                        ----------   ----------    ----------    ----------
Income (loss) from operations             (514,000)     106,000    (1,379,000)      204,000
Other income                               491,000      142,000       984,000       290,000
                                        ----------   ----------    ----------    ----------
Net income (loss)                       $  (23,000)  $  248,000    $ (395,000)   $  494,000
                                        ==========   ==========    ==========    ==========

Net income (loss) per share
   Basic                                     $0.00        $0.04        ($0.05)        $0.07
   Diluted                                   $0.00        $0.04        ($0.05)        $0.07
Weighted average number of shares
used in per share calculation
   Basic                                 8,295,062    6,957,567     8,252,858     6,918,261
   Diluted                               8,295,062    7,469,603     8,252,858     7,347,431


                            CONDENSED BALANCE SHEETS

                                                     JUNE 30, 2000        DECEMBER 31, 1999
                                                     -------------        -----------------
Assets
Current assets:
   Cash and cash equivalents                          $ 28,227,000           $ 36,362,000
   Accounts receivable                                   7,222,000              3,586,000
   Unbilled revenue                                      1,863,000              1,469,000
   Inventories                                           8,898,000              6,876,000
   Other current assets                                    237,000                333,000
                                                      ------------           ------------
                                                        46,447,000             48,626,000
Property and equipment                                   9,236,000              4,976,000
Other assets                                               107,000                125,000
                                                      ------------           ------------
                                                      $ 55,790,000           $ 53,727,000
                                                      ============           ============
Liabilities and Stockholders' Equity
Current liabilities:
   Capital lease obligation, current                  $     10,000           $     10,000
   Accounts payable and other current liabilities        7,203,000              5,307,000
                                                      ------------           ------------
                                                         7,213,000              5,317,000
Capital lease obligation, long-term                         25,000                 30,000
Other liabilities                                               --                     --
Stockholders' equity                                    48,552,000             48,380,000
                                                      ------------           ------------
                                                      $ 55,790,000           $ 53,727,000
                                                      ============           ============


                                     # # #


       IBIS TECHNOLOGY CORPORATION 32 Cherry Hill Drive Danvers, MA 01923
         Telephone (978) 777-4247 or (978) 777-IBIS Fax (978) 777-6570